                                                     [Verdant Brands, Inc. Logo]

MEMO

TO:               Verdant Brands, Inc. Shareholders

FROM:             Dean Bachelor, Chairman and CEO

DATE:             March 5, 2001

RE:               Update


--------------------------------------------------------------------------------


My last letter to Verdant Brands' shareholders sent in December outlined the series of events which had occurred at the company throughout the year 2000. In that letter, I discussed the following milestones:

     o    The severely troubled financial condition of Verdant Brands.

     o The notification by the company's senior secured lender of its loan default.

     o The selling of certain businesses to create cash and to enable the company to operate, preventing a foreclosure by the senior secured lender.

     o    A standstill agreement with the senior secured lender.

     o    The reduction of the company's secured debt from $29MM down to $5MM.

     o The progress of the informal workout of unsecured creditors, asking them to convert 90% of what they are owed into equity.

     o The strategy of retaining Consep, Verdant's environmentally friendly pest control business, for the future.

     o The precariousness and reality that the future depended upon the willingness of the secured and unsecured creditors to cooperate.

Since that December communication to you, a lot has happened. We were able to negotiate another Standstill Agreement for the month of January, which expired on February 2, 2001. The debt owed to the senior secured lender has been reduced even more to $3.8MM. The unsecured creditors also continued to cooperate with 59% of these creditors agreeing to join the plan. At Consep, the decisions by the EPA during the year 2000 to force chemical companies to discontinue the use of Dursban and Diazinon continue to drive the marketplace


o Page 1
towards environmentally friendly products such as Consep's. All of this bodes well for Consep in the future. And we have more than $2MM of purchase orders for product to be shipped during the months of March and April. This is an increase from last year at this time.

However, in order to produce those orders at Consep, the company requires additional capital. We have spent the last several months seeking financing from other lending institutions, in the hope of locating someone who would be willing to retire the debt at the current senior secured lender, replacing them with a new line of credit. This has been unsuccessful because there are still many unsecured creditors who have not completed our ballot (although $9,494,286 of debt has agreed to be converted into equity, there remains $8,087,725 to be converted). Fortunately, we have been able to negotiate a new stand still agreement with the company's senior secured lender, which is willing to provide the capital (more than $1 million) needed to complete all these orders. This is good news.

Unfortunately, the senior secured creditor has required us to place the company into a proceeding called "For the Benefit of the Creditors", before they would provide the capital. We considered seeking protection under the bankruptcy code, but this would have delayed the funding and the costs would have been exorbitant. A recent press release announcing the assignment discussed the Assignee's role. This third party has been assigned the responsibility of obtaining the capital, maintaining as much value as possible at Consep and finding a buyer for the business. The proceeds from that sale will go to the senior secured lender, with any additional funds being paid to unsecured creditors.

Since Consep is the last remaining active business entity of Verdant Brands, this will result in the liquidation of Verdant Brands and its subsidiaries. This is particularly unfortunate, since we have worked so hard throughout the last nine months to reduce the senior secured lender's debt down to this recent low level. We simply didn't have the luxury of enough time to convince the remaining unsecured creditors that they would be better off converting their debt into equity, which would have allowed another lender to enter into the picture.

I felt it necessary to communicate the company's current position to all shareholders in order for you to make the decisions regarding your investment in Verdant Brands that you feel you need to make. If you have any questions regarding these developments, please feel free to contact Bruce Mallory or myself @ 952-829-5700 or Pat Cavanaugh the assignee at 312-456-5636 or at Consep @ 541-388-3688. As any future developments occur, we will continue to communicate with you as always through press releases and letters such as these.







o Page 2